
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                                                                                                                 EXHIBIT 11
---------------------------------------------------------------------------------------------------------------------------


                                            CYRIX CORPORATION AND SUBSIDIARIES
                                      EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                     FISCAL YEARS ENDED DECEMBER 31,
                                                             ------------------------------------------------
                                                                 1996             1995              1994
                                                             -------------    -------------     -------------

EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE:

Weighted average common shares outstanding                         19,408           19,052            18,515
Incremental shares related to assumed exercise of
     common stock options, if dilutive:                                --              933             1,471
                                                             -------------    -------------     -------------

Weighted average common  and common equivalent shares              19,408           19,985            19,986
                                                             -------------    -------------     -------------

Net Income (Loss)                                              $  (25,862)     $    15,612       $    37,577
                                                             -------------    -------------     -------------

Earnings (loss) per common and common equivalent share:
     Income (loss) before extraordinary item                   $   (1.27)      $      0.78       $      1.88
     Extraordinary item                                            (0.06)               --                --
                                                             -------------    -------------     -------------

     Net income (loss) per common and common
         equivalent share                                      $   (1.33)      $      0.78       $      1.88
                                                             -------------    -------------     -------------




The computations of earnings per share do not give effect to common stock equivalents for any period in which their inclusion would have the effect of decreasing the loss per share otherwise computed.

The computations of earnings per share on a fully diluted basis do not differ significantly from the amounts calculated on a primary basis shown above.